STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 09:00AM 12/01/1999
                              991513816 - 3134643


                          CERTIFICATE OF INCORPORATION

                                       OF

                            AIR TEST TECHNOLOGY, INC.

                       -----------------------------------


                  FIRST. The name of this corporation shall be:

                            AIR TEST TECHNOLOGY, INC.

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

     THIRD.   The purpose or purposes of the corporation shall
be:

     To engage in any lawful act or activity for which corporations my be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

          Fifty Million (50,000,000) shares with a par value of One Tenth of One mil ($.0001) each, amounting to Five Thousand Dollars ($5,000.00 and Twenty Million (20,000,000 shares of Preferred Stock with a par value of One Tenth of one Mil ($.0001) each, amounting to Two Thousand Sollars ($2,000.00)

     FIFTH.   The name and address of the incorporator is as
follows:

               Betty N. Myers
               4190 Bonita Rd. #105
               Bonita CA 91902



     SIXTH.   The Board of Directors shall have the power to
adopt, amend or repeal the by-laws.


     SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this first day of December A.D., 1999.



BETTY N. MYRES
--------------
Betty N. Myers
---------------------------
Betty N. Myers
Incorporator


1999, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE
NEW CASTLE COUNTY RECORDER OF DEEDS.



                                 EDWARD J. FREEL
                                 ---------------
                                 Edward J. Freel

                            Edward J. Freel, Secretary of State



3134643  8100              AUTHENTICATION:      0113369

991513816                            DATE:      12-02-99